EXHIBIT-23.1


                          INDEPENDENT AUDITORS' CONSENT

We hereby consent to the inclusion in Form 10-KSB of our independent auditors' report dated June 5, 2002, relating to the financial statements of Commercial Concepts, Inc. as of February 28, 2002 and 2001 and for the years then ended which appears in such Form 10-KSB.

/s/ CHRISTENSEN & DUNCAN, CPA'S LC

CHRISTENSEN & DUNCAN, CPA'S LC
Certified Public Accountants
Salt Lake City, Utah
June 5, 2002